MOJO Organics, Inc., Received an Initial Order from C&S Wholesale Grocers. C&S is the largest grocery distributor in the United States.

NEWS PROVIDED BY

MOJO Organics, Inc.

Sep 13, 2019, 12:37 ET

JERSEY CITY, N.J., Sept. 13, 2019 /PRNewswire/ -- MOJO Organics, Inc. (OTC: MOJO) MOJO Organics, Inc. received an initial order from C&S for 2,000 cases of MOJO Pure Coconut Water, MOJO Pure Coconut Water + Pineapple, MOJO Pure Coconut Water + Mango and MOJO Sparkling Coconut Water. This initial order has in part been presold to C&S customers and we expect follow on orders soon.

Highlights include:

•	C&S is the largest grocery Distributor in the United States with revenue of approximately 30 billion dollars per year, with over 17,000 employees and 50 plus distribution centers. C&S provides MOJO with distribution options that MOJO did not have with smaller grocery distribution companies.
•	MOJO also gains reach into the grocery and ethnic sections of grocery stores that we could not service in the past through the natural channel.
•	C&S has over 6,500 corporate clients and tens of thousands of retail stores it services with its trucks.
•	Glenn Simpson, Chairman and Chief Executive Officer of MOJO Organics, Inc. said, "We are very excited at the opportunity we have with C&S Wholesale Grocers going forward we should see our products selling in retail stores at extremely competitive prices due to C&S's distribution efficiencies. This should equate to greater sales for MOJO. I have been working on this project since late 2018 and have formed a close personal relationship with the teams that have moved this project forward."

For additional information contact Glenn Simpson CEO MOJO Organics, Inc. at 201 633 6519 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward- looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward- looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

SOURCE MOJO Organics, Inc.

Related Links

www.mojoorganicsinc.com

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